United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004



                                    FORM 8-K
                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): October 18, 2001



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579






  State of Incorporation                         IRS Employer Identification No.
       Delaware                                          06-0495050






                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

     The  registrant's  press  release  dated  October  18, 2001  regarding  its financial results for the period ended September 30, 2001, including consolidated statements of income and selected segment data for the three and nine months ended September 30, 2001 and 2000, and consolidated balance sheets at September 30, 2001, June 30, 2001 and September 30, 2000, are attached.

Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit                Description
-------    ---------------------------------------------------------

   (1)         Pitney Bowes Inc. press release dated October 18, 2001.





                                   Signatures
                                   ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                PITNEY BOWES INC.

October 23, 2001

                                /s/ B.P. Nolop
                                -----------------------------------
                                B. P. Nolop
                                Executive Vice President and
                                Chief Financial Officer
                                (Principal Financial Officer)


                                /s/ A.F. Henock
                                -----------------------------------
                                A. F. Henock
                                Vice President - Finance
                                (Principal Accounting Officer)

                                                                      EXHIBIT 1
                                                                      ---------

FOR IMMEDIATE RELEASE
---------------------


              PITNEY BOWES REPORTS THIRD QUARTER 2001 EARNINGS
              ------------------------------------------------

                   o  Excluding Special Items:
                      -- Diluted Earnings Per Share of 57 Cents
                      -- Approximately $179 Million in Free Cash Flow
                   o  1.7 Million Shares Repurchased During The Quarter

         STAMFORD, Conn., October 18, 2001 - Pitney Bowes Inc. (NYSE: PBI) today announced third quarter results that included income from continuing operations of $140.2 million and diluted earnings per share from continuing operations of 57 cents, excluding special items. Revenue grew nine percent to $1.04 billion when compared to third quarter 2000.
         As previously announced, special items in the third quarter of 2001 included: a non-cash pre-tax charge of $10 million associated with the company's plan to transition to the next generation of digital, networked mailing technology; and, a pre-tax charge related to incremental restructuring plan initiatives of $18 million.
         Commenting on the quarter, Pitney Bowes Chairman and CEO Michael J. Critelli said, "Recent extraordinary events have dampened an already weakening economy, slowing or delaying the decision making of many of our customers, and causing some to renew current equipment leases or continue existing rental programs rather than upgrading to more functional, higher-value equipment. While we believe that businesses, large and small, will continue to recognize and demand the benefits of our products and services, we are seeing some softness in many parts of our business as our customers reevaluate their operating and capital spending in a slowing economic environment."

                                       (2)

         Mr. Critelli also addressed recent heightened concerns over mail safety and security, including the sending of biological agents. "As the leader in secure mail handling and processing, we and the U.S. Postal Service are working with our common customers, especially through Pitney Bowes Global Mailing Systems and Pitney Bowes Management Services, to strengthen safety and security protocols which protect both our employees and our customers. We are actively exploring additional processes and technologies to further enhance the integrity of mail and package handling, even at our most secure customer sites."

         The Global Mailing Segment includes worldwide revenues and related expenses from the sale, rental and financing of mail finishing, mail creation and shipping equipment, related supplies and services, postal payment solutions, small business solutions and software. In the third quarter, Global Mailing revenue was flat when compared to the prior year while operating profit declined four percent. Excluding the impact of unfavorable foreign currency, Global Mailing revenues increased one percent.
         The mailing business in the U.S. experienced a marked slow-down towards the end of the quarter, as recent events coupled with a slowing economy resulted in many customers delaying purchasing or upgrade decisions. This was particularly true for higher value mail creation and shipping products.
         Within the Global Mailing segment, international operations posted double-digit revenue growth on a local currency basis. Although revenue growth was adversely affected by continued weakness in the U.K. and Canada, international revenues were helped by strong growth in most European operations, which were stimulated by meter migration mandates and market share gains, as well as revenues from our recent acquisition of Bell & Howell's international operations in Europe and Asia.

         The Enterprise Solutions Segment includes Pitney Bowes Management Services and Document Messaging Technologies. Revenues from Management Services include facilities management contracts for advanced mailing, reprographic, document management and other value-added services to large enterprises. Revenues from Document Messaging Technologies include sales, service and financing of high speed, software-enabled production mail systems, sorting equipment, incoming mail systems, electronic statement, billing and payment solutions, and mailing software. The Enterprise Solutions segment, which represents more than one-quarter of consolidated revenue, reported revenue growth of 39 percent and operating profit growth of 23 percent. Revenue and operating profit comparisons include a full quarter of contribution from the recently completed Danka Services International (DSI) acquisition.

                                      (3)

         Pitney Bowes Management Services achieved its eighth consecutive quarter of improving revenue, recording a 54 percent increase over 2000. Excluding DSI, Pitney Bowes Management Services revenues grew 12 percent while operating profit grew at an even faster pace. The growth in business resulted from new, value-added services for existing clients and new contracts for large enterprise organizations. These positive contributions were offset somewhat by the impacts of the slowing economy on volume based business in the financial and legal markets.
         Document Messaging Technologies revenues grew one percent during the quarter. Worldwide demand for high-speed, software enabled production mail equipment and mail processing software has slowed as worldwide business capital spending slows. The placement of incoming mail and sortation equipment offset some of this revenue softness. The market continues to develop for this innovative and efficient means to automate the incoming mail process. Operating profit for Document Messaging Technologies was adversely impacted by expenses associated with the introduction and marketing of new products and the lower placements of higher margin customized production mail equipment.

         Total Messaging Solutions, the combined results of the Global Mailing and Enterprise Solutions segments, reported a nine percent increase in revenues and a two percent decrease in operating profit. Excluding foreign currency impacts and the revenues from recent acquisitions (DSI and the European and Asian operations of Bell & Howell), Total Messaging Solutions revenues increased one percent.

                                      (4)


         The Capital Services Segment includes primarily asset- and fee-based income generated by financing or arranging transactions of critical large-ticket customer assets. Revenue for the quarter increased eight percent and operating profit increased 14 percent. The increase in revenues and operating profit were driven by higher asset sales and related fee income compared to the prior year.
         During the quarter, the Company repurchased 1.7 million shares, leaving $83.8 million of authorization for future share repurchases. Free cash flow from continuing operations, excluding payments associated with special items, was approximately $179 million during the quarter.
         Also during the quarter, the company announced that it has completed the steps necessary to receive the regulatory and tax approvals required for a tax-free 100 percent spin-off of its Office Systems operations to its shareholders, which is anticipated to occur in the fourth quarter 2001.
         As a result of the slowdown in the economy and the considerable uncertainty concerning future economic activity, the company is revising its earnings guidance. For the fourth quarter, the company expects revenue growth to be in a range of eight to ten percent, and diluted earnings per share from continuing operations to be in a range of 56 cents to 59 cents. Diluted earnings per share from continuing operations for the full year 2001 are estimated at $2.24 to $2.27.
         Given the assumption that difficult economic conditions will persist in 2002, the company is projecting that diluted earnings per share from continuing operations will be in the range of $2.35 to $2.40, excluding the impact of any changes in accounting for goodwill amortization.
           Third quarter 2001 revenue included $541.9 million from sales, up 15 percent from $469.8 million in the third quarter of 2000; $365.7 million from rentals and financing, almost flat with the prior year which was $366.8 million; and $136.8 million from support services, up 11 percent from $123.4 million. Income from continuing operations for the period was $122.1 million, or 49 cents per diluted share. Excluding special items in the third quarter 2001 and 2000, income from continuing operations was $140.2 million, or 57 cents per diluted share compared to third quarter 2000 income from continuing operations of $144.9 million, or 57 cents per diluted share. Special items in the third quarter of 2000 included: an after-tax charge of approximately $11 million related to the consolidation of information technology staff and infrastructure, as well as a $12 million tax benefit related to state tax law changes. Third quarter 2001 net income was $117.2 million or 47 cents per diluted share compared to third quarter 2000 net income of $161.4 million or 63 cents per diluted share. Third quarter 2001 net income includes a loss of $4.9 million from discontinued operations or two cents per diluted share, while third quarter 2000 net income included $15.7 million of income from discontinued operations, or six cents per diluted share.

                                      (5)

         For the nine-month period ended September 30, 2001, revenue was $3.032 billion, up four percent from $2.902 billion in 2000. Income from continuing operations for 2001, before special items in both periods, was $416.3 million, or $1.68 per diluted share compared to $424.7 million or $1.63 per diluted share in 2000. Year-to-date net income for 2001 was $398.2 million or $1.60 per diluted share compared to $474.3 million or $1.82 per diluted share in 2000. The year-to-date net income for 2001 included a $15.7 million loss from discontinued operations, or six cents per diluted share, compared to $53.5 million in income from discontinued operations or 21 cents per diluted share, less a $4.7 million charge from a change in accounting or two cents per diluted share in 2000.
         Management of Pitney Bowes will discuss the company's financial results in a conference call today, scheduled for 5 p.m. EDT. Instructions for listening to the conference call over the WEB are available on the Investor Relations page of the company's web site at www.pitneybowes.com.
         Pitney Bowes is a $4 billion global provider of integrated mail, messaging and document management solutions headquartered in Stamford, Connecticut. The company serves over 2 million businesses of all sizes through dealer and direct operations. For additional information on the company, its products and solutions visit www.pitneybowes.com.

                                      (6)

         The statements contained in this news release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "estimates," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about our restructuring plan and our future guidance, including our expected revenue in the fourth quarter and full year 2001, and our expected diluted earnings per share from continuing operations for the fourth quarter and for the full years 2001 and 2002. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, changes in international or national political or economic conditions, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2000 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of the spin-off and any announced acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

================================================================================

Note: Consolidated statements of income for the three and nine months ended September 30, 2001 and 2000, and consolidated balance sheets at September 30, 2001, June 30, 2001, and September 30, 2000, are attached.

                               Pitney Bowes Inc.
                       Consolidated Statements of Income
                                  (Unaudited)

(Dollars in thousands,
except per share data)
                                              Three Months Ended September 30,     Nine Months Ended September 30,
                                              --------------------------------     -------------------------------
                                                       2001               2000              2001              2000
                                                 ----------         ----------       -----------       -----------
Revenue from:
    Sales                                        $  541,947         $  469,838       $ 1,535,853       $ 1,399,333
    Rentals and financing                           365,684            366,763         1,098,774         1,134,082
    Support services                                136,849            123,393           397,040           368,969
                                                 ----------         ----------       -----------       -----------
           Total revenue                          1,044,480            959,994         3,031,667         2,902,384
                                                 ----------         ----------       -----------       -----------

Costs and expenses:
    Cost of sales                                   332,909            264,320           915,220           802,625
    Cost of rentals and financing                    85,169             86,608           266,229           282,168
    Cost of meter transition (*)                     10,300                  -           258,000                 -
    Selling, service and administrative             344,850            320,515         1,003,890           965,710
    Research and development                         31,554             27,640            98,021            87,679
    Other income (*)                                      -                  -          (362,172)                -
    Interest, net                                    45,315             49,021           140,201           144,116
    Restructuring charges (*)                        17,879             18,667            88,639            18,667
                                                -----------        -----------       -----------       -----------
           Total costs and expenses                 867,976            766,771         2,408,028         2,300,965
                                                -----------        -----------       -----------       -----------
Income from continuing operations
    before income taxes                             176,504            193,223           623,639           601,419

Provision for income taxes                           54,406             47,538           209,748           175,948
                                                -----------        -----------       -----------       -----------
Income from continuing operations                   122,098            145,685           413,891           425,471
Discontinued operations                              (4,884)            15,748           (15,711)           53,472
Cumulative effect of accounting change (*)                -                  -                 -            (4,683)
                                                -----------        -----------       -----------       -----------

Net income                                       $  117,214         $  161,433        $  398,180        $  474,260
                                                ===========        ===========       ===========       ===========

Basic earnings per share
    Continuing operations                        $     0.50         $     0.57        $     1.68        $     1.65
    Discontinued operations                           (0.02)              0.06             (0.06)             0.21
    Cumulative effect of accounting change                -                  -                 -             (0.02)
                                                -----------        -----------       -----------       -----------
    Net income                                         0.48               0.63              1.61              1.84
         Special items after-tax (*)                   0.07                                 0.01              0.02
         Discontinued operations                       0.02              (0.06)             0.06             (0.21)
                                                -----------        -----------       -----------       -----------
    Income from continuing operations
         excluding special items                  $    0.57          $    0.57        $     1.69        $     1.64
                                                ===========        ===========       ===========       ===========

Diluted earnings per share
    Continuing operations                         $    0.49          $    0.57        $     1.67        $     1.63
    Discontinued operations                           (0.02)              0.06             (0.06)             0.21
    Cumulative effect of accounting change                -                  -                 -             (0.02)
                                                -----------        -----------       -----------       -----------
    Net income                                         0.47               0.63              1.60              1.82
         Special items after-tax (*)                   0.07                  -              0.01              0.01
         Discontinued operations                       0.02              (0.06)             0.06             (0.21)
                                                -----------        -----------       -----------       -----------
    Income from continuing operations
         excluding special items                  $    0.57          $    0.57         $    1.68        $     1.63
                                                ===========        ===========       ===========       ===========

Average common and potential common
    shares outstanding                          247,279,863        256,113,963       248,527,220       260,574,362
                                                ===========        ===========       ===========       ===========

Note: Special items are indicated by the asterisks above or are otherwise explained in the press release. Special items in the three and nine months ended September 30, 2001 resulted in a net after-tax charge of $18,110 and $2,421, respectively.

      The sum of the earnings per share amounts may not equal the totals above due to rounding.



                                Pitney Bowes Inc.
                           Consolidated Balance Sheets
                                   (Unaudited)
                                   -----------

(Dollars in thousands, except per share data)

Assets                                                            9/30/01               6/30/01             9/30/00
------                                                          -----------           ----------          ----------
Current assets:
      Cash and cash equivalents                                 $   292,312           $  199,609          $  265,403
      Short-term investments, at cost which
           approximates market                                        8,107                3,472               3,740
      Accounts receivable, less allowances:
           9/01  $30,349 6/01   $30,356 9/00  $25,629               386,885              385,799             430,852
      Finance receivables, less allowances:
           9/01  $57,825 6/01   $56,779 9/00  $38,773             1,486,910            1,463,061           1,406,638
      Inventories                                                   164,630              166,917             287,451
      Other current assets and prepayments                          151,398              157,086             138,740
      Net assets of discontinued operations                         230,789              223,578                   -
                                                                -----------           ----------          ----------

             Total current                                        2,721,031            2,599,522           2,532,824
                                                                -----------           ----------          ----------

Property, plant and equipment, net                                  509,850              516,943             491,661
Rental equipment and related inventories, net                       469,387              477,230             777,360
Property leased under capital leases, net                             1,691                2,121               2,498
Long-term finance receivables, less allowances:
           9/01  $67,879 6/01  $67,491 9/00  $55,394              1,790,647            1,849,533           2,027,359
Investment in leveraged leases                                    1,260,955            1,221,143           1,086,556
Goodwill, net of amortization:
           9/01  $66,451 6/01  $62,177 9/00  $60,239                566,075              568,258             227,557
Other assets                                                        691,149              652,192             615,280
Net assets of discontinued operations                               219,121              216,802                   -
                                                                -----------           ----------          ----------
Total assets                                                     $8,229,906           $8,103,744          $7,761,095
                                                                ===========           ==========          ==========
Liabilities and stockholders' equity
------------------------------------
Current liabilities:
      Accounts payable and accrued liabilities                   $1,191,435           $1,171,173           $ 937,159
      Income taxes payable                                          378,926              386,201             264,601
      Notes payable and current portion of
           long-term obligations                                    756,579            1,109,459             955,707
      Advance billings                                              333,532              343,218             380,899
                                                                 ----------           ----------          ----------

             Total current liabilities                            2,660,472            3,010,051           2,538,366
                                                                 ----------           ----------          ----------

Deferred taxes on income                                          1,218,881            1,159,810           1,171,575
Long-term debt                                                    2,436,358            2,006,964           2,070,058
Other noncurrent liabilities                                        338,076              325,015             325,998
                                                                 ----------           ----------          ----------

             Total liabilities                                    6,653,787            6,501,840           6,105,997
                                                                 ----------           ----------          ----------
Preferred stockholders' equity in a
      subsidiary company                                            310,000              310,000             310,000

Stockholders' equity:
      Cumulative preferred stock, $50 par value,
           4% convertible                                                24                   24                  29
      Cumulative preference stock, no par value,
           $2.12 convertible                                          1,609                1,632               1,776
      Common stock, $1 par value                                    323,338              323,338             323,338
      Capital in excess of par value                                  3,471                5,033               9,936
      Retained earnings                                           3,950,435            3,904,437           3,690,257
      Accumulated other comprehensive income                       (148,132)            (146,917)           (113,687)
      Treasury stock, at cost                                    (2,864,626)          (2,795,643)         (2,566,551)
                                                                 ----------           ----------          ----------

             Total stockholders' equity                           1,266,119            1,291,904           1,345,098
                                                                 ----------           ----------          ----------

Total liabilities and stockholders' equity                       $8,229,906           $8,103,744          $7,761,095
                                                                 ==========           ==========          ==========



                               Pitney Bowes Inc.
                          Revenue and Operating Profit
                               By Business Segment
                               September 30, 2001
                                   (Unaudited)

(Dollars in thousands)
                                                                                  %
                                              2001              2000           Change
                                          --------------    -------------    ----------
Third Quarter
-------------

     Revenue
     -------

     Global Mailing                           $ 698,416        $ 700,448            -
     Enterprise Solutions                       294,881          212,080           39%
                                          --------------    -------------    ----------
          Total Messaging Solutions             993,297          912,528            9%
                                          --------------    -------------    ----------

     Capital Services                            51,183           47,466            8%
                                          --------------    -------------    ----------

          Total Revenue                     $ 1,044,480        $ 959,994            9%
                                          ==============    =============    ==========

     Operating Profit (1)
     ----------------

     Global Mailing                           $ 208,430        $ 217,542           (4%)
     Enterprise Solutions                        18,332           14,903           23%

                                          --------------    -------------    ----------
          Total Messaging Solutions             226,762          232,445           (2%)
                                          --------------    -------------    ----------

     Capital Services                            20,018           17,517           14%
                                          --------------    -------------    ----------


          Total Operating Profit              $ 246,780        $ 249,962           (1%)
                                          ==============    =============    ==========

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.


                                Pitney Bowes Inc.
                          Revenue and Operating Profit
                               By Business Segment
                               September 30, 2001
                                   (Unaudited)

(Dollars in thousands)
                                                                                %
                                             2001             2000            Change
                                          ------------     ------------     ----------
Year to Date
------------
     Revenue
     -------

     Global Mailing                        $2,122,416       $2,130,987             -
     Enterprise Solutions                     772,353          631,447            22%

                                          ------------     ------------     ----------
          Total Messaging Solutions         2,894,769        2,762,434             5%
                                          ------------     ------------     ----------

     Capital Services                         136,898          139,950            (2%)
                                          ------------     ------------     ----------

          Total Revenue                    $3,031,667       $2,902,384             4%
                                          ============     ============     ==========

     Operating Profit (1)
     ----------------

     Global Mailing                         $ 645,019        $ 635,876             1%
     Enterprise Solutions                      56,556           49,384            15%

                                          ------------     ------------     ----------
          Total Messaging Solutions           701,575          685,260             2%
                                          ------------     ------------     ----------

     Capital Services                          50,169           46,635             8%
                                          ------------     ------------     ----------

          Total Operating Profit            $ 751,744        $ 731,895             3%
                                          ============     ============     ==========

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.